Exhibit 99.1

Date:	July 17, 2012
Contact:	Gary S. Olson, President & CEO
Corporate Office:	200 Palmer Street Stroudsburg, Pennsylvania 18360
Telephone:	(570) 421-0531

ESSA BANCORP, INC. RECEIVES REQUIRED APPROVALS TO

ACQUIRE FIRST STAR BANCORP, INC.

Stroudsburg, Pennsylvania, July 17, 2012 — ESSA Bancorp, Inc. (NASDAQ Global MarketSM “ESSA”) announced today that all required regulatory and shareholder approvals have been obtained to complete its acquisition of First Star Bancorp, Inc. (Pinksheets: FSSB) and its wholly owned subsidiary, First Star Bank. Election forms will be mailed soon to the stockholders of First Star Bancorp for completion.

ESSA Bancorp, Inc. has total assets of approximately $1.1 billion and First Star Bancorp, Inc. has approximately $423 million in assets. ESSA Bank & Trust conducts the majority of its business in Monroe County, Pa., with branches in neighboring Northampton and Lehigh Counties, commonly known as the Lehigh Valley. The acquisition will add 9 full service locations, all in the Lehigh Valley, to ESSA Bancorp, Inc.’s existing 17-branch network. No branch closings are anticipated as a result of this transaction.

This news release contains certain forward-looking statements with respect to ESSA Bancorp, Inc. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results are disclosed from time to time in documents that ESSA Bancorp, Inc. files with the Securities and Exchange Commission.

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Corporate Center: 200 Palmer Street PO Box L Stroudsburg, PA 18360-0160 570-421-0531 Fax: 570-421-7158